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                SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, DC 20549



                             FORM 8-K

                          CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(D) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)   October 10, 1997


                       Union Pacific Corporation
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        (Exact Name of Registrant as Specified in Charter)


          Utah                     1-6075            13-2626465
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(State or Other Jurisdiction   (Commission      (IRS Employer
            of Incorporation)   File Number)     Identification No.)


1717 Main Street, Suite 5900, Dallas, Texas            75201
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(Address of Principal Executive Offices)            (Zip Code)


Registrant's telephone number, including area code (214) 743-5600


    Eighth and Eaton Avenues, Bethlehem, Pennsylvania      18018
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    (Former Name or Former Address, if Changed Since Last Report)


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Item 5.   Other Events.

Recently, Union Pacific Railroad Company ("UPRR"), the principal rail subsidiary of Union Pacific Corporation ("UPC"), has been experiencing serious congestion problems, especially on Southern Pacific ("SP") lines in the Gulf Coast area but also affecting other lines of the system.  In late September 1997, following an intense analysis and planning effort, UPRR adopted a
comprehensive Service Recovery Plan.   The objective of this Plan is to
return service to normal within 60 to 90 days. The Service Recovery Plan involves additional expenditures on locomotives and personnel and the diversion of traffic to other carriers, among other measures.

UPRR has reported to the Surface Transportation Board of the Department of Transportation ("STB") in the ongoing oversight proceeding regarding the UP/SP merger, concerning the recent service problems and the Service Recovery Plan. In addition, on October 2, 1997, the STB initiated a proceeding entitled Ex Parte No. 573, Rail Service in the Western United States, to provide interested persons the opportunity to report on the status of rail service in the western United States and to review proposals for solving the service problems that exist. The STB indicated that it would receive oral statements on the matter at a hearing on October 27, 1997, and would receive written statements by October 23, 1997. UPRR expects to make oral and written submissions to the STB in this proceeding reporting further on its Service Recovery Plan and the progress that is being made in implementing it.

Two railroad competitors of UPRR, Burlington Northern & Santa Fe Railway ("BNSF") and Kansas City Southern Railway ("KCS"), have publicly proposed that they be sold or given access to, or granted the right to control, various
UPRR assets as a purported remedy for UPRR's service problems.  While
UPRR has sought and received constructive assistance from other carriers to deal with the congestion problems, UPRR has declined to agree to the BNSF and KCS proposals on the grounds that they would worsen the problem, are legally unjustified, and are aimed at obtaining competitive advantages that were rejected by the STB in the UP/SP merger proceeding. Neither BNSF nor KCS has applied to the STB for imposition of their proposed measures.
If any such applications are filed, UPRR expects to oppose them.

Certain customers have submitted claims for damages related to shipments lost or delayed in transit while others have indicated an intention to submit claims for damages arising out of delays to their shipments as a result of the congestion problems. In addition, certain customers have asserted that they have the right to cancel contracts as a result of alleged material breaches of such contracts by UPRR. It is not possible at this time to assess the likelihood or magnitude of any such liability or the likelihood that any of such contracts could be canceled by a customer.

UPRR experienced a number of serious accidents in July and August 1997, although most overall safety measures continue to improve. In August and September 1997, the Federal Railroad Administration ("FRA") conducted an in-depth inquiry into UPRR's safety practices and made a number of recommendations for improvements. UPRR is working with the FRA and rail labor to implement these recommendations. The FRA has indicated that it may take enforcement actions against UPRR.

The congestion problems are expected to adversely affect the financial performance of UPRR in the remainder of 1997 and could lower earnings in the first quarter of 1998. UPC currently estimates that 1997 earnings (excluding one-time merger implementation costs) of UPC and its subsidiaries, including UPRR, could be approximately 5-10% above 1996 pro forma earnings of $664 million, or $2.71 per share.

The foregoing discussion contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. This information is based on facts available on the date of this Report, and is subject to risks and uncertainties that could cause actual results to differ materially from those expressed above. Important facts that could cause such differences include, but are not limited to, whether the Service Recovery
Plan referred to above achieves its goals, industry competition and regulatory developments, natural events such as severe weather, floods and earthquakes, the effects of adverse economic conditions affecting UPRR's shippers, changes in fuel prices and the ultimate outcome of environmental investigations or proceedings and other types of claims and litigation.


Item 7.   Financial Statements and Exhibits.


  (c) Exhibits.

99 Press Release dated October 1, 1997 describing the Union Pacific Railroad Company Service Recovery Plan and estimated financial impact of that Plan.

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                                 SIGNATURES
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Pursuant to the requirements of the Securities Exchange Act of 1934, Union
Pacific Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 10, 1997


                              UNION PACIFIC CORPORATION


                              By:/S/    Carl W. von Bernuth
                                        -------------------
                              Name:     Carl W. von Bernuth
                              Title:    Vice President & General Counsel

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                          Exhibit Index
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        Exhibit   Description
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          99     Press Release dated October 1, 1997 describing the Union
                 Pacific Railroad Company Service Recovery Plan and estimated financial impact of that Plan.